Exhibit 99.1

Contact:	Joseph S. Podolski
Chief Executive Officer
(281) 719-3447

Repros Therapeutics Inc. Reports Fourth Quarter and Year End 2009 Financial Results

THE WOODLANDS, Texas -- March 15, 2010 -- Repros Therapeutics (NasdaqCM: RPRX) today announced financial results for the year and fourth quarter ended December 31, 2009.

Financial Results

Net loss for the three-month period ended December 31, 2009, was ($1.3) million or ($0.06) per share as compared to a net loss of ($5.9) million or ($0.39) per share for the same period in 2008.  Net loss for the twelve-month period ended December 31, 2009 was ($27.2) million or ($1.57) per share as compared to ($25.2) million or ($1.88) per share for the same period in 2008.  The decrease in loss for the three-month period ended December 31, 2009 as compared to the same period in 2008 was primarily due to decreased expenses in clinical development for Androxal® and Proellex®.  The increase in loss for the twelve-month period ended December 31, 2009 as compared to the same period in 2008 was primarily due to increased expenses in clinical development activities for Proellex® and an increase in general and administrative expenses, partially offset by decreased expenses in the clinical development for Androxal®.

Research and development (“R&D”) expenses increased 2% or approximately $487,000 to $23.1 million for the year ended 2009 as compared to $22.6 million in 2008.  Our primary R&D expenses for 2009 and 2008 are shown in the following table (in thousands):

Research and Development	December 31, 2009	December 31, 2008	Variance	Change (%)
Androxal® clinical development	$786	$2,370	$(1,584)	(67)%
Proellex® clinical development	18,376	17,788	588	3%
Payroll and benefits	1,384	1,154	230	20%
Operating and occupancy	2,516	1,263	1,253	99%
Total	$23,062	$22,575	$487	2%

The increase in R&D expenses for the year ended 2009 is due primarily to an impairment charge of approximately $1.3 million related to our patent applications and an increase in clinical activities in the development of Proellex® through September 30, 2009 including costs to close out all clinical trials of Proellex®.  This increase in expenses was offset by a decrease in clinical development expenses relating to Androxal®.

General and administrative expenses (“G&A”) increased 54% to approximately $4.7 million for 2009 as compared to $3.1 million for 2008.  Our primary G&A expenses for 2009 and 2008 are shown in the following table (in thousands):

General and Administrative	December 31, 2009	December 31, 2008	Variance	Change (%)
Payroll and benefits	$2,039	$1,478	$561	38%
Operating and occupancy	2,684	1,582	1,102	70%
Total	$4,723	$3,060	$1,663	54%

G&A payroll and benefit expense for both 2009 and 2008, include salaries, bonuses, non-cash stock option compensation expense and fringe benefits.  Included in payroll and benefit expense is a charge for non-cash stock option expense of $799,000 for the year ended 2009 as compared to $482,000 in the year 2008.  Additionally, salaries for the year ended 2009 were $949,000 as compared to $891,000 for 2008.  G&A operating and occupancy expenses, which include expenses to operate as a public company, increased 70% or approximately $1.1 million to $2.7 million in 2009 as compared to $1.6 million in 2008.  This increase is primarily due to an increase in professional services.

Total revenues and other income increased 27% to $551,000 in 2009 as compared to $433,000 for 2008.  This increase was primarily due to an increase of $547,000 in other income, offset by a decrease in interest income of $429,000.  The Company recognized $547,000 in non-cash other income related to debt relief from settlements with certain vendors in the fourth quarter of 2009.  The decrease in interest income is due to lower combined cash, cash equivalents and marketable securities balances and reduced interest rate yields that have occurred as we moved our cash investments solely into money market mutual fund.

As of December 31, 2009 we had 25,538,598 shares of common stock outstanding.

Liquidity and Going Concern Uncertainty

Note 1 of the Company's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009 includes disclosure regarding the substantial doubt about the Company's ability to continue as a "going concern".  Additionally, the report of its independent registered public accounting firm included in the Annual Report on Form 10-K for the year ended December 31, 2009 includes an explanatory paragraph that there is substantial doubt about Repros' ability to continue as a "going concern". Repros also received a similar “going concern” opinion for the years ended 2008 and 2007.  The Company refers you to the risk factors set forth in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009, including the one titled, "Our ability to continue as a going concern requires that we raise additional funds in the first half of 2010, without which we will need to cease our business operations and begin bankruptcy or liquidation proceedings" and "We may need to seek protection under the provisions of the U.S. Bankruptcy Code, and in that event, it is unlikely that stockholders would receive any value for their shares" for a complete discussion of the risks associated with our inability to raise additional capital on a timely basis.

As of December 31, 2009, we had approximately $1.9 million in cash and cash equivalents and our accounts payable and accrued expenses were approximately $2.4 million. The  amount of cash on hand is not sufficient to fund future clinical trials of Androxal®, complete all necessary activities relating to the suspension of our clinical trial program for Proellex®, pay our accounts payable and accrued expenses as well as our normal corporate overhead and expenses.  Significant additional capital will be required for us to continue development of either of our product candidates.   The failure to raise sufficient funds in the first half of 2010, may result in the filing of bankruptcy or dissolution of the Company.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the Nasdaq Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex® can be determined, whether a clear clinical path for Androxal® can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Interest income	$-	$28	$4	$433
Other income	547	-	547
Total revenues	547	28	551	433

Expenses
Research and development	1,298	5,060	23,062	22,575
General and administrative	596	824	4,723	3,060
Total expenses	1,894	5,884	27,785	25,635

Net loss	$(1,347)	$(5,856)	$(27,234)	$(25,202)

Net loss per share - basic and diluted	$(0.06)	$(0.39)	$(1.57)	$(1.88)

Weighted average shares used in loss per share calculation:
Basic	23,450	15,149	17,344	13,372
Diluted	23,450	15,149	17,344	13,372

CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
	2009	2008

Cash and cash equivalents	$1,886	$19,470
Other currents assets	177	1,392
Fixed assets (net)	12	28
Other assets (net)	885	1,713
Total assets	$2,960	$22,603
Accounts payable and accrued
expenses	$2,398	$6,989
Stockholders' equity	562	15,614
Total liabilities and stockholders' equity	$2,960	$22,603